Exhibit 10.1
Restricted Stock Unit Award Agreement
Schedule A
Notice of Restricted Stock Unit Award

Company:	Apache Corporation

Participant:	[Name]

Notice:	You have been granted an Award of Restricted Stock Units in accordance with the terms of the Plan and the attached Restricted Stock Unit Award Agreement.

Type of Award:	Restricted Stock Units

Number of Units:	62,500

Restriction:	Except as set forth in Section 3 of the attached Restricted Stock Award Agreement, the Shares received in settlement of Restricted Stock Units pursuant to this Award are not eligible for sale by the Participant until such time as the Participant retires from his duties as [Title].

Vesting:	12,500 on April 1, 2010
12,500 on February 12, 2011
12,500 on February 12, 2012
12,500 on February 11, 2013
12,500 on February 11, 2014

Plan:	Apache Corporation 2007 Omnibus Equity Compensation Plan

Award Date:	February 12, 2009

Acceptance:	Please execute the attached Restricted Stock Unit Award Agreement. By accepting your Restricted Stock Unit Award, you will have agreed to the terms and conditions set forth in this Agreement and the Plan. If you do not accept your Award by executing this Agreement, you will be unable to receive your shares.

Restricted Stock Unit Award Agreement
          This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Award Date set forth in the Notice of Restricted Stock Unit Award attached as Schedule A hereto (the “Award Notice”) is made between Apache Corporation (the “Company”) and the Participant named in the Award Notice. The Award Notice is included in and made part of this Agreement.
Definitions
          All capitalized terms contained in this Agreement shall have the meanings assigned to those terms by the Plan, unless otherwise indicated herein.
Terms
          1. Award of Restricted Stock Units. Subject to the provisions of this Agreement and the provisions of the Apache Corporation 2007 Omnibus Equity Compensation Plan (the “Plan”), the Company hereby awards to the Participant, pursuant to the Plan, a right to receive the number of shares of $0.625 par value Common Stock of the Company (“Shares”) set forth in the Award Notice.
          2. Evidence of Units. The Participant’s right to receive the Restricted Stock Units shall be evidenced by book entry registration (or by such other manner as the Committee may determine).
          3. Restrictions. 7,500 of the Shares vesting each year pursuant to this Agreement and the Plan shall be subject to the restriction that none of such shares shall be eligible to be sold by the Participant until such time as the Participant retires or otherwise terminates employment with the Company. The remaining 5,000 Shares vesting each year shall vest free of restrictions, except those, if any, required by applicable securities laws, and may be sold at any time to pay taxes or for other reasons. Certificates representing the restricted 7,500 Shares issued each year will bear all legends required by law or by the Company or its counsel as necessary or advisable to effectuate the provisions of the Plan and this Award including the following restrictive legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A RESTRICTED STOCK UNIT AWARD AGREEMENT DATED AS OF FEBRUARY 12, 2009, BY AND BETWEEN APACHE CORPORATION AND [NAME], A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY.
          4. Certificates. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in Section 3 have been complied with. The stock transfer records of the Company will reflect stock transfer instructions with respect to such shares.

          5. Custody. Any stock certificates issued pursuant to this Agreement shall be held by the Corporate Secretary of the Company until all restrictions thereon have lapsed or until the Committee authorizes the release.
          6. Vesting and Settlement. Subject to earlier settlement or forfeiture as provided in Section 9 and any deferral election under Section 8, Restricted Stock Units awarded hereunder shall vest in accordance with the following table.

Tranche	Number of Units	Vesting Date
I	12,500	April 1, 2010
II	12,500	February 12, 2011
III	12,500	February 12, 2012
IV	12,500	February 11, 2013
V	12,500	February 11, 2014
The Restricted Stock Units shall be settled in an equivalent number of shares of Common Stock on the date on which such Restricted Stock Units vest. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
          7. Dividend Equivalent Payments. The company will pay to the Participant an amount equivalent to any cash dividends declared on the Common Stock as soon as administratively practicable after the payment date for such dividend, in proportion to the number of unvested Restricted Stock Units as of the record date for such dividend, with the following exception. Any such payments that would be made before March 12, 2010 shall instead be accumulated and paid as soon as administratively practicable after on the earliest of the following dates, but only if the Participant is still employed by the Company on such date: March 12, 2010; the date of the Participant’s death; the date the Committee determines the Participant is Disabled; or the date of a Change of Control that is described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code. If the participant is not employed by the Company on such date, the accumulated payments shall be forfeited.
          8. Deferral Election. The Participant may, within 30 days of the Award Date and in accordance with the terms and conditions of the Deferred Plan, elect to defer receipt of Shares that would otherwise be issued on a Vesting Date in settlement of all or any part of a Tranche of Restricted Stock Units. If the Participant makes such an election, effective as of the applicable Vesting Date, each Restricted Stock Unit so deferred shall thereafter be a Stock Unit (as defined in the Deferred Plan) and settlement of the Stock Units shall be in accordance with the Deferred Plan except that the restrictions in Section 3 shall continue to apply to any shares of

Common Stock issued in settlement of the Stock Units until such restrictions would have expired had such shares been issued in settlement of the Restricted Stock Units. Any such deferral of less than 100 percent of the Shares shall apply on a pro rata basis to both Shares subject to the restriction against sales and those Shares not subject to restriction.
          9. Termination of Employment, Death, Disability, etc. Except as set forth below, this Agreement and each Award shall be subject to the condition that the Participant has remained an Eligible Employee from the initial award of an Award until the applicable Vesting Date as follows:
          (a) If the Participant voluntarily leaves the employment of the Company (but not for Good Reason) or is terminated by the Company for Cause before an applicable Vesting Date, all Restricted Stock Units not already vested shall be immediately cancelled.
          (b) If the Participant dies or becomes Disabled before an applicable Vesting Date, the Restricted Stock Units that would have vested at the next Vesting Date shall thereupon vest, the restrictions in Section 3 shall lapse and the then vested Restricted Stock Units shall be settled as soon as administratively practicable following the date the Participant dies or becomes Disabled. Any Restricted Stock Units not already vested or vested by reason of death or Disability shall be immediately cancelled. If the Participant dies before settlement, settlement shall be made to the beneficiary designated for this purpose in the manner prescribed by the Committee, or, if there is no such beneficiary, to the estate of the Participant.
          (c) If, before March 12, 2010, the Participant is terminated by the Company without Cause and not by reason of becoming Disabled or if the Participant terminates his employment for Good Reason, then all unvested Restricted Stock Units shall be cancelled. If, after March 11, 2010, the Participant is terminated by the Company without Cause and not by reason of becoming Disabled or if the Participant terminates his employment for Good Reason, then all Restricted Stock Units shall thereupon vest, the restrictions in Section 3 shall lapse, and, subject to the terms of the Deferred Plan, if applicable, the Restricted Stock Units shall be settled as soon as administratively practicable following the date the Participant’s employment is terminated.
          (d) Notwithstanding Section 12 of the Plan or subsections 9(a), 9(b), or 9(c), if the Participant is employed by the Company when a Change of Control that is described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code occurs, any unvested Restricted Stock Units shall vest, the restrictions in Section 3 shall lapse, and settlement of the newly vested Restricted Stock Units shall occur on the date of such Change of Control or as soon thereafter as is administratively practicable.
For purposes of this Agreement,
          “Cause” means the Participant’s willful failure to perform his duties after a demand for performance is delivered to him by the Company’s board of directors that specifically states the manner in which the board believes the Participant has not performed his duties; the Participant’s willful gross misconduct materially injurious to the Company; or the

Participant’s violation of a direct order of the board of directors or the executive committee of the board. An act or omission is “willful” if it is done in bad faith or without reasonable belief that the act or omission was in the Company’s interests.
          “Disabled” means the Participant is expected by the Committee to both (i) become entitled to long-term disability payments under the Company’s long-term disability plan then in effect and (ii) be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period of at least one year.
          “Good Reason” means a material diminution in the Participant’s responsibilities or duties or a material diminution in the Participant’s base compensation unless the base compensation of other senior officers of the Company is also reduced proportionately.
          Payment and Tax Withholding. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with this Award. The Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant in connection with all or any portion of this Award by delivering cash or by electing to have the Company withhold shares of Common Stock that would have otherwise been delivered to Participant having a Fair Market Value determined by the Committee in accordance with the Plan, equal to the amount required to be withheld or paid.
          10. Payment of Tax and Withholding. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with this Award. The Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant in connection with all or any portion of this Award by delivering cash or by electing to have the Company withhold shares of Common Stock that would have otherwise been delivered to Participant having a Fair Market Value determined by the Committee in accordance with the plan, equal to the amount required to be withheld or paid.
          11. No Ownership Rights Prior to Issuance of Shares. Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Stock Units, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such Shares, unless and until and after such Shares have vested.
          12. Non-Transferability of Restricted Stock Units. Subject to the conditions and exceptions set forth in Deferred Plan, if elected, and Section 14.2 of the Plan, the Restricted Stock Units (and, while subject to the restrictions in Section 3, the Shares) shall not be transferable otherwise than by will or the laws of descent and distribution or to a trust for estate planning purposes or a family partnership.
          13. No Right to Continued Employment. Neither the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to have restrictions on the

Restricted Stock Units lapse is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being Awarded the Restricted Stock Units or acquiring Shares hereunder.
          14. The Plan. In consideration for this award of Restricted Stock Units, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, a copy of which is attached hereto and incorporated herein by reference, and to such regulations and administrative interpretations thereunder as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
          15. Notices. All notices by the Participant or the Participant’s assignees may be made only in the following manner, using such forms as the Company may from time to time provide:
          (e) by first class registered or certified United States mail, postage prepaid, to Apache Corporation, Attn: Corporate Secretary, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056;
          (f) by hand delivery to or Apache Corporation, Attn: Corporate Secretary, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056; or
          (g) by such other means, including by electronic means or by facsimile, as provided by the Committee.
          All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.
          Any notices provided for in this Agreement or in the Plan shall be deemed effectively delivered or given upon receipt of such notice.
          16. Other Plans. The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
          17. Terms of Employment. The Plan is a discretionary plan. The Participant hereby acknowledges that neither the Plan nor this Agreement forms part of his terms of employment and nothing in the Plan may be construed as imposing on the Company or any Affiliate a contractual obligation to offer participation in the Plan to any employee of the Company or any Affiliate. The Company or any Affiliate is under no obligation to award further Shares to any Participant under the Plan.
          18. Section 409A of the Internal Revenue Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to provide for a grant of deferred compensation that is exempt from or compliant with Section 409A of the Internal Revenue Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”). Any ambiguous provisions will be construed in a manner so that this Award is either compliant with or exempt from the application of Section 409A. If a provision of this Agreement would result in the imposition of an applicable tax under Section 409A, such provision may be reformed to avoid imposition of the applicable tax.
          IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the 17th day of February, 2009. The Agreement is effective as of February 12, 2009.

Attest:	APACHE CORPORATION

/s/ Cheri L. Peper	/s/ Margery M. Harris

Cheri L. Peper	Margery M. Harris
Corporate Secretary	Vice President, Human Resources

PARTICIPANT:

[Name]